Exhibit 10.13

AMENDMENT 1
TO THE
SENIOR SECURED NOTE

This Amendment 1 to the Senior Secured Note (“Note”) is made this 15th day of March, 2011 (“Effective Date”) by USA Synthetic Fuel Corporation, a corporation organized under the laws of the State of Delaware (“Maker” or “USASF”) to the order of Global Energy, Inc., a corporation organized under the laws of the State of Ohio (“Lender”).

TERMS

The Parties hereby agree to replace the Section entitled Repayment with the following section of the Senior Secured Note:

Repayment.  The entire amount of Principal and accrued interest shall be immediately due and payable by Maker upon the earlier of, (a) Lima Energy Company (“Lima Energy”) receiving at least $400 million, from any source whatsoever, for the construction, purchase, assignment or operation of a gasification facility, whether undertaken solely by Lima Energy or in conjunction with other partners, or in the event an affiliate of Maker or Lima Energy shall obtain any such financing to construct, purchase or operate a gasification facility from which Lima Energy shall receive any beneficial interest, distribution, payment or proceeds, including options to purchase; (b) the sale of any equity interest in Lima Energy or any of its assets; (c) proceeds of $75 million or more from an equity offering by USASF; or (d) September 30, 2011.

All other terms of the Senior Secured Note will remain in full force and effect.

IN WITNESS WHEREOF, both Parties have caused this Amendment to be executed this as of the date noted above.

USA SYNTHETIC FUEL CORPORATION

By:	/s/ Dr. Steven C. Vick
Name:	Steven C. Vick
Title:	President & CEO

GLOBAL ENERGY, INC.

By:	/s/ Lynne R. Graves
Name:	Lynne R. Graves
Title:	Corporate Secretary